Rocky Mountain High Brands Announces November 12, 2016 Shareholder Meeting Presentation and Video Posted to RockyMountainHighBrands.com

DALLAS, November 14, 2016 (GLOBE NEWSWIRE) -- Rocky Mountain High Brands, Inc. (OTCQB: RMHB), a fully reporting consumer goods company specializing in brand development of health conscious, hemp-infused food and beverage products and a naturally high alkaline water announced today that it has posted both the presentation to shareholders and a video of the presenters on their website at RockyMountainHighBrands.com/disclosures.

Michael Welch, President and Chief Executive Officer of Rocky Mountain High Brands, stated, “We were very pleased with the attendance and support of our shareholders present at the meeting and wanted to share the information with others not present. Our guests enjoyed Gilley’s Dallas as a venue, as well as meeting Actor and NFL Legend Fred Dryer, members of Hillbilly Vegas, members of Lithium, The 90’s Experience, and award winning music producer Alex Gerst. After the meeting, Hillbilly Vegas performed and debuted their new song, Eagle Spirit, which is a tribute to the Native American heritage of our Eagle Spirit Spring Water™. Rocky Mountain High will be able to use the song for promotional purposes for Eagle Spirit Spring Water™.”

Welch continued “We were honored to have as guests a member of the Poafpybitty family who presented our Founder and Chairman of the Board, Jerry Grisaffi, with a Warriors Peace Pipe and recognized him as an Honorary Warrior. All in all, it was a very special day for our shareholders, directors, management team, business partners and guests.”

About Rocky Mountain High Brands:

ROCKY MOUNTAIN HIGH BRANDS, INC., is a consumer goods company specializing in brand development of health conscious, hemp-infused food and beverage products. The Company currently markets a lineup of four naturally flavored hemp-infused beverages (Citrus Energy, Black Tea, Mango Energy and Lemonade) and a low-calorie Coconut Lime Energy drink. Rocky Mountain High Brands also offers hemp-infused 2oz. Mango Energy Shots and Mixed Berry Energy Shots, as well as a new Relaxation Brownie. The Company recently launched a naturally high alkaline spring water, Eagle Spirit Spring Water™.

For interested investors, our stock symbol is RMHB.

For ordering information please visit: LiveRockyMountainHigh.com

For corporate information please visit: RockyMountainHighBrands.com

For information on our high alkaline water visit: EagleSpiritWater.com

For Rocky Mountain High Distribution Contact:

Chuck Smith (972) 955-0964
chuck@rockymountainhighbrands.com

Visit us at our Facebook page: https://www.facebook.com/rockymountainhighbrands?fref=nf

Visit us on Twitter:
#GetYourHempOn

Visit us at Investors Hangout: http://investorshangout.com/Rocky-Mountain-High-Brands-Inc-RMHB-69150/

Investors Hangout is the only authorized Investors blog page for Rocky Mountain High Brands, Inc.

Safe Harbor Act: This release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involves risks and uncertainties including, but not limited to, the impact of competitive products, the ability to meet customer demand, the ability to manage growth, acquisitions of technology, equipment, or human resources, the effect of economic business conditions and the ability to attract and retain skilled personnel. The Company is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Jerry Grisaffi, Founder

jerry@rockymountainhighbrands.com

Investor Relations:

The Eversull Group, Inc.

Jack Eversull, President

972-571-1624

214-469-2361 fax

jack@theeversullgroup.com